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                           LETTER OF INVESTMENT INTENT

                                January 13, 1993


Piper Institutional Funds Inc.
Piper Jaffray Tower
222 South Ninth Street
Minneapolis, Minnesota  55402

Gentlemen/Ladies:

          In connection with the purchase by Piper Jaffray Companies Inc. (the "Purchaser") of 3,333 Series A Common Shares, 33,333 Series B Common Shares and 3,333 Series C Common Shares, par value $.01 per share, of Piper Institutional Funds Inc. (the "Stock"), the Purchaser hereby represents that it is acquiring the Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it. The Purchaser hereby further agrees that any transfer of any of the Stock or any interest in it shall be subject to the following conditions:

          (1) The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

          (2) You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration or qualification under the Securities Act of 1933 and applicable state securities laws. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer the Stock unless the Stock is so registered or qualified.

          The Purchaser hereby authorizes you to take such other action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

                                   Very truly yours,

                                   PIPER JAFFRAY COMPANIES INC.


                                   By /s/William H. Ellis
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                                     Its President
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